Exhibit 10.1

SETTLEMENT AND RENEWAL AGREEMENT

THIS SETTLEMENT AND RENEWAL AGREEMENT (the “Agreement”) is made and entered into on this 26th day of May, 2004 (the “Effective Date”), by and among (i) IDS Scheer Small and Medium Enterprises Southeast, Inc. f/k/a Plaut Sigma Solutions, Inc. (“IDS”), a Delaware corporation, (ii) Digital Lightwave, Inc. (“Digital”), a Delaware corporation, and (iii) Optel LLC, a Delaware limited liability company, and Optel Capital, LLC, a Delaware limited liability company (collectively, “Optel”).

RECITALS

WHEREAS, on or about May 30, 2002, IDS and Digital entered into that certain Plaut Sigma Solutions, Inc. Presents A MYSAP.com Business Solution for Digital Lightwave, Inc. (the “Consulting Agreement”), pursuant to which IDS provided certain services to Digital as set forth in the Consulting Agreement; and

WHEREAS, on or about July 15, 2003, IDS and Digital entered into that certain letter agreement to resolve certain disputes arising between IDS and Digital relating to the Consulting Agreement (the “July 15 Agreement”); and

WHEREAS, Digital has defaulted on its payment obligations as set forth in the Consulting Agreement and in the July 15 Agreement; and

WHEREAS, effective as of May 24, 2002, IDS and Digital entered into that certain Software End-User License Agreement (together with the attachments thereto, the “License Agreement”), pursuant to which IDS granted Digital a license to use certain SAP software (the “SAP Software”) as set forth in the License Agreement; and

WHEREAS, pursuant to the License Agreement, IDS also agreed to provide certain maintenance services to Digital with respect to the SAP Software (the “SAP Maintenance Services”) in accordance with the Maintenance Schedule attached to the License Agreement (the “Maintenance Schedule”); and

WHEREAS, Digital desires to pay IDS $83,120 for the fees associated with the SAP Maintenance Services for the period from January 1, 2004 to December 31, 2004 (the “Maintenance Period”), and IDS agrees to provide the SAP Maintenance Services to Digital for the Maintenance Period upon the receipt of the Settlement Payment (as defined below); and

WHEREAS, IDS asserts total claims against Digital under or relating to the Consulting Agreement, the July 15 Agreement, the License Agreement, the Maintenance Schedule, and the fees associated with the renewal of the SAP Maintenance Services in the aggregate amount of $452,571.84 (the “Claim”); and

WHEREAS, Optel has agreed to advance funds to Digital (the “Optel Advance”) to satisfy Digital’s payment obligations to IDS set forth herein and, upon receipt by Digital, the Optel Advance shall be segregated and earmarked for payment to IDS pursuant to the terms hereof; and

WHEREAS, the parties desire to resolve all disputes between them completely and to settle and to terminate finally and completely any and all claims, demands, liabilities and causes of action between them, including the Claim, but excluding any continuing obligations of IDS or Digital under the License Agreement and the Maintenance Schedule and any obligations authorized in writing by IDS and Digital subsequent to the Effective Date.

NOW THEREFORE, in consideration of the covenants contained in this Agreement, and for good and valuable consideration, including, but not limited to, the mutual avoidance of further costs, inconvenience and uncertainties relating to the Claim, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.   Settlement and Renewal Payment.

1.1    On the Effective Date, Digital shall pay to IDS a lump sum payment of Two Hundred Ten Thousand and No/100 Dollars ($210,000.00) (the “Settlement Payment”) in full and final satisfaction of all amounts owed by Digital to IDS as of the Effective Date under or relating to the Consulting Agreement, the July 15 Agreement, the License Agreement, the Maintenance Schedule (including for the renewal described herein) or otherwise. The Settlement Payment shall be paid by wire transfer in accordance with the wire transfer instructions attached hereto as Exhibit 1.

1.2    IDS acknowledges and agrees that $83,120 of the Settlement Payment constitutes payment in full of the annual fee due for the renewal of the SAP Maintenance Services for the Maintenance Period.

2.    Representations and Warranties. In consideration of the Settlement Payment, Optel’s agreement to advance funds to Digital to pay the Settlement Payment, and the releases contained in this Agreement, IDS and Digital hereby represent and warrant as follows:

2.1    IDS and Digital each represent and warrant that they will perform their obligations as set forth in the License Agreement and the Maintenance Schedule.

2.2    Upon IDS’ receipt of the Settlement Payment, Digital will have paid in full all amounts owed to IDS as of the Effective Date under the License Agreement and the Maintenance Schedule.

3.Releases. Effective as of the Effective Date, the parties agree to release each other as follows:

3.1   Subject to and conditioned upon the occurrence of the Release Conditions (as defined in this Section 3.1), IDS, by and through its duly elected officers, for itself, its present and former parents, subsidiaries, affiliates, members, officers, directors, employees, agents, successors, and assigns (the “IDS Group”), hereby fully releases and does forever discharge Digital, Optel and each of their respective present and former parents, subsidiaries, affiliates, shareholders, officers, directors, employees, agents, successors, attorneys, and assigns and each and all of them, of and from any and all past, present or future claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, and lawsuits, of every kind, nature, or description, whether known or unknown, suspected or unsuspected, fixed or contingent, which the IDS Group ever had, now has or may hereafter acquire, upon or by reason of any matter, cause, event or thing whatsoever accruing, occurring or arising from the beginning of the world to the Effective Date, directly or indirectly related to the Consulting Agreement, the July 15 Agreement, the License Agreement, the Maintenance Schedule, the Claim, or otherwise and any and all claims based upon or in any way relating to any of the foregoing; provided, however, that this release shall not apply to (i) Digital’s or Optel’s obligations under this Agreement or (ii) Digital’s obligations under the License Agreement or the Maintenance Schedule following the Effective Date. The release provided by IDS to Digital under this Section 3.1 is contingent upon and will become effective and binding upon IDS upon the satisfaction of the following two conditions (the “Release Conditions”): (1) ninety-two (92) days pass following the date the Settlement Payment is received by IDS, and (2) no bankruptcy, receivership, assignment for the benefit of creditors, or similar case, matter or proceeding is commenced by or against or with respect to Digital on or prior to the ninety-second (92nd) day following the date the Settlement Payment is received by IDS. If the two conditions are not satisfied, the release provided by IDS to Digital under this Section 3.1 will not become effective and will be void and of no further effect. The Release Conditions are, however, not conditions to and do not otherwise affect or nullify the other terms of this Agreement, which terms shall remain valid and fully enforceable.

3.2    Digital and Optel, by and through their duly elected officers, for themselves, their present and former parents, subsidiaries, affiliates, members, officers, directors, employees, agents, successors, and assigns (the “Digital Group”), hereby fully release and do forever discharge IDS and its present and former parents, subsidiaries, affiliates, shareholders, officers, directors, employees, agents, successors, attorneys, and assigns and each and all of them, of and from any and all past, present or future claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, and lawsuits, of every kind, nature, or description, whether known or unknown, suspected or unsuspected, fixed or contingent, which the Digital Group ever had, now has or may hereafter acquire, upon or by reason of any matter, cause, event or thing whatsoever accruing, occurring or arising from the beginning of the world to the Effective Date, directly or indirectly related to the Consulting Agreement, the July 15 Agreement, the License Agreement, the Maintenance Schedule, the Claim or otherwise and any and all claims based upon or in any way relating to any of the foregoing; provided, however, that this release shall not apply to (i) IDS’ obligations under this Agreement or (ii) IDS’ obligations under the License Agreement or the Maintenance Schedule following the Effective Date.

4.   Confidentiality. Until the material terms of this Agreement are disclosed by Digital in accordance with SEC regulations, Digital, Optel and IDS shall not voluntarily disclose to any person who is not a signatory to this Agreement any of the terms of this Agreement, except the parties may disclose this Agreement and any terms thereof (i) in response to a subpoena or other binding legal process that the party believes is lawfully issued and served, or (ii) in response to a request initiated by any state or federal regulatory agency, or (iii) to any person within their organization or professionals retained by their organization with a need to know the information, including, without limitation, senior management, internal and external counsel, auditors, regulators, etc. (provided, that in each case such party shall take reasonable measures to protect the secrecy of and avoid disclosure of the fact of this Agreement and its terms by such persons), or (iv) as otherwise required by law. In the event any party is served with a subpoena or other binding legal process which calls for the disclosure of any information that is subject to this confidentiality provision, that party shall immediately notify the other parties to this Agreement of the subpoena or other legal process and each such other party shall take whatever action it deems necessary to protect its own interest. The parties further agree that if any party initiates any proceedings to enforce the terms of this Agreement, this Agreement and its contents shall be sealed in connection with such proceedings and shall remain confidential to the fullest extent possible by law. Nothing in this Agreement is intended by the parties to alter, eliminate, change, abrogate or reduce any disclosure requirement that any party hereto is (or at any time hereafter may be) obligated to comply with under the law.

5.   Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the Commonwealth of Pennsylvania with respect to their obligations under this Agreement.

6.   Integration. This Agreement, together with all of the Exhibits, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including the July 15 Agreement. Notwithstanding anything to the contrary contained herein, the License Agreement and the Maintenance Schedule shall remain in full force and effect.

7.   Amendment. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by IDS, Digital and Optel, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.   Execution. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.   Representation by Counsel. Each of the parties represent and warrant that each of them has been represented by counsel in the negotiation of this Agreement, that each has read and understands the contents hereof, and that each has executed this Agreement knowingly, voluntarily, and willfully.

10.   Disclaimer. This Agreement is made in connection with a full, final and complete satisfaction and compromise of disputed claims and matters. Neither this Agreement nor any action or acts taken in connection with this Agreement or pursuant to it constitutes an admission by any party to this Agreement or by any other entity or person that any conduct or action was unlawful or in violation of any contract, agreement, understanding, custom, or obligation among or between any of the parties, or constituted any wrongdoing whatsoever.

11.   Warranty of Authority. Each of the signatories below represents and warrants that he or she is authorized to execute this Agreement on behalf of the party for whom he or she signs this Agreement.